Exhibit 23(c)
Consent of Independent Registered Public Accounting Firm
Board of Directors and Shareholders
Countrywide Financial Corporation:
We consent to the incorporation by reference in this Registration Statement on Form S-4 of Bank of America Corporation (the “Registration Statement”) of our reports dated February 28, 2007 with respect to the consolidated financial statements of Countrywide Financial Corporation and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports appear in the December 31, 2006 Annual Report on Form 10-K of Countrywide Financial Corporation and are incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the Registration Statement. Our report on the aforementioned financial statements and schedules refers to the adoption of Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment; SFAS No. 156, Accounting for Servicing of Financial Assets, an amendment of SFAS No. 140 and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.
/s/ KPMG LLP
Los Angeles, California
February 11, 2008